Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 15, 2025 relating to the financial statements appearing in the Annual Report on Form 10-K of Dominari Holdings Inc. as of and for the years ended December 31, 2024 and 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum llp

New York, NY

April 18, 2025